EXHIBIT 21.1
SUBSIDIARIES OF GEN-PROBE INCORPORATED

Name	Jurisdiction of Formation
Gen-Probe Sales & Service, Inc.	Delaware
Gen-Probe International, Inc.	Delaware
Gen-Probe UK Limited	United Kingdom
Molecular Light Technology Limited	United Kingdom
Bioanalysis Limited	United Kingdom
Gen-Probe Cardiff Ltd.	United Kingdom
Gen-Probe Italia S.r.l.	Italy
Gen-Probe Netherlands B.V.	Netherlands
Gen-Probe Deutschland GmbH	Germany
Gen-Probe France SAS	France
Gen-Probe Denmark ApS	Denmark
Gen-Probe Czech Republic s.r.o.	Czech Republic
Gen-Probe Life Sciences Ltd.	United Kingdom
Gen-Probe France Holdings SAS	France
Gen-Probe Diaclone SAS	France
Gen-Probe Holdings, Inc.	Delaware
Gen-Probe Transplant Diagnostics, Inc.	Delaware
Gen-Probe Belgium BVBA	Belgium
Tepnel Scientific Services Limited	United Kingdom
Tepnel Biosystems Limited	United Kingdom
Tepnel Medical Limited	United Kingdom
Tepnel Diagnostics Limited	United Kingdom
Food DNA Services Limited	United Kingdom
Wildlife DNA Services Limited	United Kingdom
Gen-Probe Prodesse, Inc.	Wisconsin
Gen-Probe GTI Diagnostics, Inc.	Wisconsin
Gen-Probe GTI Diagnostics Holding Company	Delaware
GTI Diagnostics GmbH	Germany
GTI Diagnostics K.K.	Japan